                                                                     EXHIBIT 4.4

               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       OF

              8.95% CUMULATIVE REDEEMABLE PREFERRED STOCK, SERIES E

                                       OF

                         GENERAL GROWTH PROPERTIES, INC.

 PURSUANT TO SECTION 151 OF THE GENERAL CORPORATE LAWS OF THE STATE OF DELAWARE

         General Growth Properties, Inc., a Delaware corporation (the "Company"), hereby certifies that pursuant to the authority contained in Article IV of its Second Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and in accordance with Section 151 of the General Corporate Law of the State of Delaware (the "DGCL"), its Board of Directors (the "Board of Directors"), on June 28, 2002, adopted the following resolution creating a series of its preferred stock, par value $100 per share, liquidation preference $1,000 per share, designated as the "8.95% Cumulative Redeemable Preferred Stock, Series E";

         WHEREAS, the Board is authorized, within limitations and restrictions stated in its Certificate of Incorporation, to provide for the issuance of preferred stock in series and to establish the number of shares to be included in such series and to fix the designation, powers, preferences and rights of the shares of such series and the qualifications, limitations and restrictions thereof; and

         WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to authorize and fix the terms of the preferred stock to be designated the "8.95% Cumulative Redeemable Preferred Stock, Series E" and the number of shares constituting such preferred stock.

         NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the "8.95% Cumulative Redeemable Preferred Stock, Series E" on the terms and with the provisions herein set forth.

         Section 1. Designation and Number. A series of Preferred Stock, designated the 8.95% Cumulative Redeemable Preferred Stock, Series E (the "Series E Preferred Stock") is hereby established. The number of shares of Series E Preferred Stock shall be 95,000.

         Section 2. Rank. The Series E Preferred Stock will, with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company, rank senior to all classes or series of Common Stock(as defined in the Certificate of Incorporation) and to all classes or series of equity securities of the Company now or hereafter authorized, issued or outstanding, other than any class or series of equity securities of the Company expressly designated as ranking on a parity with or senior to the Series E Preferred Stock as to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company. For purposes of this Certificate of Designations, Preferences and Rights, the term "Parity Preferred Stock" shall be used to refer to the 7.25% Preferred Income Equity Redeemable Stock, Series A, the 8.95% Cumulative Redeemable Preferred Stock, Series B, the

8.5% Cumulative Preferred Stock, Series C, the 8.75% Cumulative Redeemable Preferred Stock, Series D, the 8.75% Cumulative Redeemable Preferred Stock, Series F, the 8.95% Cumulative Redeemable Preferred Stock, Series G, and any class or series of equity securities of the Company now or hereafter authorized, issued or outstanding expressly designated by the Company to rank on a parity with Series E Preferred Stock with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company. The term "equity securities" does not include debt securities.

         Section 3. Distributions.

                  (a) Payment of Distributions. Subject to the rights of holders of Parity Preferred Stock as to the payment of distributions and holders of equity securities ranking senior to the Series E Preferred Stock as to payment of distributions, holders of Series E Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per annum of 8.95% of the $1,000 liquidation preference per share of Series E Preferred Stock. Such distributions shall be cumulative, shall accrue from the original date of issuance of the relevant shares of Series E Preferred Stock and will be payable (i) quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year commencing on the first of such dates to occur after the original date of issuance of the relevant shares of Series E Preferred Stock, and (ii) in the event of a redemption, on the redemption date (each, a "Series E Preferred Stock Distribution Payment Date"). The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed based on the ratio of the actual number of days elapsed in such period to ninety (90) days. If any date on which distributions are to be made on the Series E Preferred Stock is not a Business Day (as defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series E Preferred Stock will be made to the holders of record of the Series E Preferred Stock on the relevant record dates, to be fixed by the Board of Directors of the Company, which record dates shall in no event exceed fifteen (15) Business Days prior to the relevant Series E Preferred Stock Distribution Payment Date (each, a "Series E Preferred Stock Distribution Record Date"). Notwithstanding anything to the contrary set forth herein, each share of Series E Preferred Stock shall also continue to accrue all accrued and unpaid distributions up to the exchange date on any Series B Preferred Unit (as defined in the Second Amendment to the Second Amended and Restated Agreement of Limited Partnership of Price Development Company, Limited Partnership, dated as of July 15, 1999, as amended through the date hereof (the "Partnership Agreement")) validly exchanged into such share of Series E Preferred Stock in accordance with the provisions of such Partnership Agreement.

                  The term "Business Day" shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.



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                  (b) Limitation On Distributions. No distributions on the
Series E Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

                  (c) Distributions Cumulative. Notwithstanding the foregoing, distributions on the Series E Preferred Stock will accrue whether or not the terms and provisions of any agreement of the Company, including any agreement relating to indebtedness, at any time prohibit the current payment of distributions, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such of such distributions and whether or not such distributions are authorized or declared. Accrued but unpaid distributions on the Series E Preferred Stock will accumulate as of the Series E Preferred Stock Distribution Payment Date on which they first become payable. Distributions on account of arrears for any past distribution periods may be declared and paid at any time, without reference to a regular Series E Preferred Stock Distribution Payment Date to holders of record of the Series E Preferred Stock on the record date fixed by the Board of Directors which date shall not be more than 15 Business Days prior to the payment date. Accumulated and unpaid distributions will not bear interest.

                  (d) Priority As To Distributions.

                           (i) So long as any Series E Preferred Stock is
outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Common Stock or any class or series of other stock of the Company ranking junior as to the payment of distributions or as to rights upon voluntary or involuntary dissolution, liquidation or winding up of the Partnership to the Series E Preferred Stock (such Common Stock or other junior stock are, collectively, "Junior Stock"), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series E Preferred Stock, any Parity Preferred Stock or any Junior Stock, unless, in each case, all distributions accumulated on all Series E Preferred Stock and all classes and series of outstanding Parity Preferred Stock as to payment of distributions have been paid in full. The foregoing sentence will not prohibit (A) distributions payable solely in Junior Stock, (B) the conversion of Junior Stock or Parity Preferred Stock into stock of the Company ranking junior to the Series E Preferred Stock as to distributions and upon liquidation, winding-up or dissolution, and (C) purchase by the Company of such Series E Preferred Stock, Parity Preferred Stock with respect to distributions or Junior Stock pursuant to Article IV of the Certificate of Incorporation to the extent required to preserve the Company's status as a real estate investment trust.

                           (ii) So long as distributions have not been paid in
full (or a sum sufficient for such full payment is not irrevocably deposited in trust for payment) upon the Series E Preferred Stock, all distributions authorized and declared on the Series E Preferred Stock and all classes or series of outstanding Parity Preferred Stock shall be authorized and declared so that the amount of distributions authorized and declared per share of Series E Preferred Stock and such other classes or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accrued distributions per share on the Series E Preferred Stock and such other classes or series of Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods for any such class or series of Parity Preferred Stock which does not have cumulative distribution rights) bear to each other.

                  (e) If, for any taxable year, the Corporation elects to designate as "capital gain distributions" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section (the "Code")) any portion (the "Capital Gains Amount") of the total distributions (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock (the "Total Distributions"), then the portion of the Capital Gains Amount that shall be allocable to holders of Series E Preferred Stock shall be in the same proportion that the Total Distributions paid or made available to the holders of Series E Preferred Stock for the year bears to the Total Distributions.

                  (f) No Further Rights. Holders of Series E Preferred Stock shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

         Section 4. Liquidation Preference.

                  (a) Payment Of Liquidating Distributions. Subject to the rights of holders of Parity Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company and subject to equity securities ranking senior to the Series E Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Series E Preferred Stock shall be entitled to receive out of the assets of the Company legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Company, but before any payment or distributions of the assets shall be made to holders of Common Stock or any other class or series of shares of the Company that ranks junior to the Series E Preferred Stock as to rights upon liquidation, dissolution or winding-up of the Company, an amount equal to the sum of (i) a liquidation preference of $1,000 per share of Series E Preferred Stock, and (ii) an amount equal to any accumulated and unpaid distributions thereon, whether or not declared, to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series E Preferred Stock and any Parity Preferred Stock as to rights upon liquidation, dissolution or winding-up of the Company, all payments of liquidating distributions on the Series E Preferred Stock and such Parity Preferred Stock shall be made so that the payments on the Series E Preferred Stock and such Parity Preferred Stock shall in all cases bear to each other the same ratio that the respective rights of the Series E Preferred Stock and such other Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Stock does not have cumulative distribution rights) upon liquidation, dissolution or winding-up of the Company bear to each other.

                  (b) Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given





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by (i) fax and (ii) first class mail, postage pre-paid, not less than thirty
(30) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series E Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Company.

                  (c) No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Stock will have no right or claim to any of the remaining assets of the Company.

                  (d) Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company to, or the consolidation or merger or other business combination of the Company with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Company), or a statutory share exchange, shall not be deemed to constitute a liquidation, dissolution or winding-up of the Company.

         Section 5. Optional Redemption.

                  (a) Right Of Optional Redemption. The Series E Preferred Stock may not be redeemed prior to July 28, 2004. On or after such date, the Company shall have the right to redeem the Series E Preferred Stock, in whole or in part, at any time or from time to time, upon not less than thirty (30) nor more than sixty (60) days' written notice, at a redemption price, payable in cash, equal to $1,000 per share of Series E Preferred Stock plus accumulated and unpaid distributions, whether or not declared, to the date of redemption. If fewer than all of the outstanding shares of Series E Preferred Stock are to be redeemed, the shares of Series E Preferred Stock to be redeemed shall be selected pro rata among the holders (as nearly as practicable without creating fractional units).

                  (b) Limitation On Redemption.

                           (i) The redemption price of the Series E Preferred
Stock (other than the portion thereof consisting of accumulated but unpaid distributions) will be payable solely out of the sale proceeds of capital stock of the Company and from no other source. For purposes of the preceding sentence, capital stock means any equity securities (including Common Stock and preferred stock), shares, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

                           (ii) Subject to the Ownership Limits, the Company may
not redeem fewer than all of the outstanding shares of Series E Preferred Stock unless all accumulated and unpaid distributions have been paid on all outstanding Series E Preferred Stock for all quarterly distribution periods terminating on or prior to the date of redemption.

                  (c) Procedures For Redemption.

                           (i) Notice of redemption will be (A) faxed, and (B)
mailed by the Company, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the






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redemption date, addressed to the respective holders of record of the Series E
Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Company. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series E Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series E Preferred Stock may be listed or admitted to trading, each such notice shall state: (u) the redemption date, (v) the redemption price, (w) the number of shares of Series E Preferred Stock to be redeemed, (x) the place or places where such shares of Series E Preferred Stock are to be surrendered for payment of the redemption price, (y) that distributions on the Series E Preferred Stock to be redeemed will cease to accumulate on such redemption date and (z) that payment of the redemption price and any accumulated and unpaid distributions will be made upon presentation and surrender of such Series E Preferred Stock. If fewer than all of the shares of Series E Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series E Preferred Stock held by such holder to be redeemed.

                           (ii) If the Company gives a notice of redemption in
respect of Series E Preferred Stock (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Company will deposit irrevocably in trust for the benefit of the Series E Preferred Stock being redeemed funds sufficient to pay the applicable redemption price, plus any accumulated and unpaid distributions, if any, on such shares to the date fixed for redemption, without interest, and will give irrevocable instructions and authority to pay such redemption price and any accumulated and unpaid distributions, whether or not declared, if any, on such shares to the holders of the Series E Preferred Stock being redeemed upon surrender of the certificate evidencing the Series E Preferred Stock being redeemed by such holders at the place designated in the notice of redemption. If fewer than all shares of Series E Preferred Stock evidenced by any certificate are being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all such Series E Preferred Stock, which new certificate shall evidence the unredeemed Series E Preferred Stock and be issued without cost to the holder thereof. On and after the date of redemption, distributions will cease to accumulate on the Series E Preferred Stock or portions thereof called for redemption, unless the Company defaults in the payment thereof. If any date fixed for redemption of Series E Preferred Stock is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the redemption price or any accumulated or unpaid distributions in respect of the Series E Preferred Stock is improperly withheld or refused and not paid by the Company, distributions on such Series E Preferred Stock will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price and any accumulated and unpaid distributions.

                  (d) Status of Redeemed or Repurchased Stock. Any Series E Preferred Stock that shall at any time have been redeemed or repurchased shall, after such redemption or repurchase, have the status of authorized but unissued preferred stock, until such shares are once more designated as part of a particular class or series by the Board of Directors.




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         Section 6. Voting Rights.

                  (a) General. Holders of the Series E Preferred Stock will not have any voting rights, except as set forth below.

                  (b) Right to Elect Directors.

                           (i) If at any time full distributions shall be in
arrears with respect to any six (6) prior quarterly distribution periods, whether or not consecutive, and shall not have been paid in full (a "Preferred Distribution Default"), the authorized number of members of the Board of Directors shall automatically be increased by two (2) and the holders of record of such Series E Preferred Stock, voting together as a single class with the holders of each class or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to fill the vacancies so created by electing two additional directors to serve on the Company's Board of Directors (the "Preferred Stock Directors") at a special meeting called in accordance with Section 6(b)(ii) hereof and at the next annual meeting of stockholders, and at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such distributions in arrears and distributions for the current quarterly period on the Series E Preferred Stock and each such class or series of Parity Preferred Stock have been paid in full.

                           (ii) At any time when such voting rights shall have
vested, a proper officer of the Company may, and, upon written request (addressed to the Secretary at the principal office of the Company) of holders of record of at least 10% of the outstanding Shares of Series E Preferred Stock, shall, call or cause to be called a special meeting of the holders of Series E Preferred Stock and all the series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (collectively, the "Parity Securities") by notice in accordance with the By-Laws of the Company for a special meeting of the stockholders or as required by law to such holders a notice of such special meeting to be held not less than ten (10) and not more than forty-five (45) days after the date such notice is given. The record date for determining holders of the Parity Securities entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such special meeting, all of the holders of the Parity Securities, by plurality vote, voting together as a single class without regard to series will be entitled to elect two directors on the basis of one vote per $25 of liquidation preference to which such Parity Securities are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the votes of the Parity Securities then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Stock Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series E Preferred Stock shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, the holders of a majority of the Parity Securities present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Stock Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Distribution Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Company shall, as soon as practicable after such termination,

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mail or cause to be mailed notice of such termination to holders of the Series E
Preferred Stock that would have been entitled to vote at such special meeting.

                           (iii) If and when all accumulated distributions and
the distribution for the current distribution period on the Series E Preferred Stock shall have been paid in full or a sum sufficient for such payment is irrevocably deposited in trust for payment, the holders of the Series E Preferred Stock shall be divested of the voting rights set forth in Section 6(b)(i) herein (subject to revesting in the event of each and every Preferred Distribution Default) and, if all distributions in arrears and the distributions for the current distribution period have been paid in full or set aside for payment in full on all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term and office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by the holders of record of a majority of the votes of the outstanding Parity Securities entitled to vote on such matter voting together as a single class (and shall not otherwise be removed). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the votes of the outstanding Parity Securities entitled to vote on such matter voting together as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

                  (c) Certain Voting Rights. So long as any Series E Preferred Stock remains outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the Series E Preferred Stock outstanding at the time (i) designate or create, or increase the authorized or issued amount of, any class or series of shares ranking prior to the Series E Preferred Stock with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any authorized shares of the Company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, (ii) designate or create, or increase the authorized or issued amount of, any Parity Preferred Stock or reclassify any authorized shares of the Company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, but only to the extent such Parity Preferred Stock is issued to an affiliate of the Company, or (iii) either (A) consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety, to any corporation or other entity, or (B) amend, alter or repeal the provisions of the Company's Certificate of Incorporation or By-laws, whether by merger, consolidation or otherwise, in each case that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series E Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of a merger, consolidation or a sale or lease of all of the Company's assets as an entirety, so long as (y) the Company is the surviving entity and the Series E Preferred Stock remains outstanding with the terms thereof unchanged, or (z) the resulting, surviving or transferee entity is a corporation organized under the laws of any state and substitutes for the Series E Preferred Stock other preferred stock having substantially the same terms and same rights as the Series E Preferred Stock, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series E Preferred Stock; and provided further that any increase in the amount of authorized preferred stock or the creation or issuance of any other class or series of preferred stock, or any increase in an amount of authorized shares of each class or series, in each case ranking either (I) junior to the Series E Preferred Stock with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up, or (II) on a parity with the Series E Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up to the extent such preferred stock is not issued to an affiliate of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

         Section 7. No Conversion Rights. The holders of the Series E Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or interest in, the Company.

         Section 8. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series E Preferred Stock.

         Section 9. No Preemptive Rights. No holder of the Series E Preferred Stock of the Company shall, as such holder, have any preemptive rights to purchase or subscribe for additional shares of stock of the Company or any other security of the Company which it may issue or sell.

         Section 10. Ownership Limitations. The shares of Series E Preferred Stock are subject to the restrictions on transferability and ownership provisions described in Article IV of the Certificate of Incorporation. The ownership limit as described in Article IV of the Certificate of Incorporation (the "Ownership Limit") shall mean the ownership of more than 7.5% of the value of the outstanding shares of equity securities of the Company, including the Series E Preferred Stock, is restricted in order to preserve the Company's status as a REIT for U.S. federal income tax purposes. Subject to certain limitations described in Article IV of the Certificate of Incorporation, the Board may modify the Ownership Limit, though the Ownership Limit may not be increased by the Board to more than 9.8%. In addition, Article IV of the Certificate of Incorporation limits the ownership of "Existing Holders" and also limits transfers that would cause the Company to become "closely held" within the meaning of Section 856(h) of the Code. Notwithstanding anything to the contrary contained herein, the provisions hereof shall not limit or prohibit the purchase by the Company of shares of any class or series of equity securities pursuant to Article IV of the Certificate of Incorporation.

                  IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed in its name and on its behalf and attested to by duly authorized officers on this 10th day of July, 2002.

                                    GENERAL GROWTH PROPERTIES, INC.



                                    By: /s/ Bernard Freibaum
                                        ---------------------------
                                        Name:   Bernard Freibaum
                                        Title:  Executive Vice President



WITNESS:



By: /s/ Marshall E. Eisenberg
    ------------------------------------------
    Name:   Marshall E. Eisenberg
    Title:  Secretary